Exhibit 99

CyberOptics Reports Third Quarter Sales and Earnings

Minneapolis, MN—October 20, 2010—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the third quarter of 2010 ended September 30.

•	Consolidated sales totaled $14,145,000, up 65% from $8,550,000 in the third quarter of 2009.

•	Operating income was $1,174,000, compared to the operating loss of $1,724,000 in last year’s third quarter.

•	Net income came to $948,000 or $0.14 per diluted share, compared to the net loss of $841,000 or $0.12 per diluted share in the year-earlier period.

•	Cash and marketable securities totaled $19.7 million at the end of the third quarter, compared to $18.4 million at the end of this year’s second quarter.

Kathleen P. Iverson, chief executive officer and chair, commented: “As anticipated, CyberOptics’ sales returned to more normal levels in the third quarter, following the exceptionally strong results that we posted in the prior quarter due to pent-up demand and SMT production capacity build-outs, particularly in Asia. We are pleased that our earnings were within the range of our previously reported guidance for this period even though third quarter revenues were affected by the delayed acceptance by an original design manufacturer (ODM) customer for a significant order for our next-generation QX500 automated optical inspection (AOI) system. We are confident of recognizing the revenues from this order in the fourth quarter. We also continue to believe the global electronics industry has entered a multi-year upturn. Within this favorable context, our quarterly performances will continue to reflect near-term levels of customer demand and normal seasonal considerations. In all, we believe CyberOptics’ sales and earnings will remain highly positive in coming quarters, and we are currently anticipating accelerating demand for both sensors and inspection systems in 2011.”

She continued: “Third quarter sales of alignment sensors to manufacturers of robotic pick-and-place equipment, including Juki, Assembleon and DEK, increased 6% from the strong level posted in this year’s second quarter. Sales of inspection systems were down 37% from the second quarter, due to the delayed customer acceptance issue as well as more normalized levels of customer demand. In addition to continued sales of our industry-leading SE500 solder paste inspection (SPI) system, we recorded solid sales of the SE350 SPI system that was introduced in this year’s first quarter. Utilizing our industry-leading 3D technology, the SE350 is our first mid-range offering. As a lower-cost system, the SE350 is designed for customers that do not require the full inspection functionality of the SE500, including those who currently deploy no form of solder paste inspection. We also are encouraged by the market’s acceptance of our next-generation QX500 AOI system that was introduced late in the second quarter. Featuring the fastest AOI inspection times currently available, the QX500 is based upon a cost-reduced platform that exceeds the performance metrics of competitors’ systems. Third quarter QX500 activity included sales to a new customer in Japan and a major electronics manufacturer in Europe. We believe the QX500 will be a strong growth driver going forward, particularly in the ODM market segment where we have established a large installed base of solder paste inspection systems. CyberOptics’ third quarter revenues also benefited from continued shipments of solar wafer alignment cameras to an equipment manufacturer for the photovoltaic cell market. Shipments to this customer are forecasted to remain strong in the fourth quarter. The solar arena represents a promising new market for our inspection technology, and we are evaluating opportunities for our inspection technology in additional areas beyond our traditional SMT market.”

CyberOptics ended this year’s third quarter with an order backlog of $12.8, down modestly from $12.9 million at the end of the second quarter. The majority of this backlog is scheduled to ship in the fourth quarter and fourth quarter sales should remain largely consistent with the third quarter level.  CyberOptics is forecasting earnings of $0.07 to $0.11 per diluted share on revenues of $13.0 to $14.0 million for the fourth quarter of 2010 ending December 31.

Iverson added: “In addition to our solid fourth quarter guidance, we are optimistic about CyberOptics’ prospects for 2011. We expect to continue capitalizing upon the ongoing upturn of the global electronics market through our next-generation product offerings and targeted marketing strategies, which are enabling us to strengthen existing customer relationships, win important new customers and expand the overall size of CyberOptics’ addressable market.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of profitability we achieve in 2010; success of anticipated new OEM and end-user opportunities  and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415

Third Quarter Conference Call and Replay

CyberOptics’ third quarter earnings conference call will start at 4:30 pm Eastern today. To participate, dial 1-877-941-6010, ask for the CyberOptics call and provide the Conference ID: 4375276. Today’s call also will be webcast, which can be accessed through the investor relations section of the CyberOptics website, (www.cyberoptics.com). The webcast will be archived for 30 days. A replay of the third quarter conference call will be available by dialing 303-590-3030 and providing the Conference ID.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Revenue	$14,145	$8,550	$42,985	$18,091
Cost of revenue	7,482	5,613	24,410	12,178
Gross margin	6,663	2,937	18,575	5,913
Research and development expenses	1,914	1,813	5,398	5,620
Selling, general and administrative expenses	3,530	2,835	10,421	9,469
Restructuring and severance costs	—	(32)	—	363
Amortization of intangibles	45	45	136	136
Income (loss) from operations	1,174	(1,724)	2,620	(9,675)
Interest income and other	61	92	151	450
Income (loss) before income taxes	1,235	(1,632)	2,771	(9,225)
Provision (benefit) for income taxes	287	(791)	607	(4,028)
Net income (loss)	$948	$(841)	$2,164	$(5,197)
Net income (loss) per share - Basic	$0.14	$(0.12)	$0.32	$(0.77)
Net income (loss) per share - Diluted	$0.14	$(0.12)	$0.31	$(0.77)
Weighted average shares outstanding - Basic	6,871	6,801	6,853	6,785
Weighted average shares outstanding - Diluted	6,919	6,801	6,901	6,785

Condensed Consolidated Balance Sheets

	Sept. 30, 2010 (Unaudited)	Dec. 31, 2009
Assets
Cash and cash equivalents	$7,070	$4,177
Marketable securities	7,281	14,557
Accounts receivable, net	12,993	8,389
Inventories	14,761	7,745
Income tax refunds and deposits	—	2,499
Other current assets	1,602	1,130
Deferred tax assets	2,040	2,040
Total current assets	45,747	40,537

Marketable securities	5,398	3,145
Intangible and other assets, net	1,038	1,211
Fixed assets, net	2,121	1,921
Other assets	170	163
Deferred tax assets	4,112	4,160
Total assets	$58,586	$51,137

Liabilities and Stockholders’ Equity
Accounts payable	$7,030	$3,652
Accrued expenses	3,778	2,537
Total current liabilities	10,808	6,189

Other liabilities	575	546
Total liabilities	11,383	6,735

Total stockholders’ equity	47,203	44,402
Total liabilities and stockholders’ equity	$58,586	$51,137

Backlog Schedule:
4th Quarter 2010		$11,711
1st Quarter and beyond		1,116
Total backlog		$12,827